UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 21, 2008 (August 15, 2008)

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

990 Highland Drive, Suite 206 Solana Beach, CA	92075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 720-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Material Agreements.

Surge Global Energy, Inc. entered into an agreement with Tetuan Resources, Inc. and pursuant to said agreement, Surge has acquired at a cost of approximately $500,000 two leases totaling approximately 2,500 acres in northern Nevada to drill for oil.  Surge has agreed to drill an initial test well on the prospect prior to August 1, 2009 to a maximum depth of approximately 4,500 feet.  Surge owns a 100% working interest in the initial well until payout, at which point Tetuan will back into a 15% working interest. Surge shall not be obligated to incur drilling expenses of more than $1,500,000 on any well.  If the initial test well is drilled, completed and is productive for more than 30 days, Surge agrees to drill at least one additional development well every 6 months thereafter, excepting for acts of God, permitting problems or weather issues.  In the event commercial production is not established on the initial test well on the prospect, Surge will either drill a second test well on the lease not drilled previously or assign the leases back to the party which conveyed the leases to Surge.  Surge plans on drilling the initial test well within 120 to 150 days.

Item 7.01   Regulation FD Disclosure.

Reference is made to the press release appended hereto as Exhibits 99.1.

Item 9.01   Financial Statements and Exhibits.

Exhibit
10.88   Agreement dated as of August 15, 2008 with Tetuan Resources Inc. (filed herewith)
99.1     Press release-August 21, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2008	SURGE GLOBAL ENERGY, INC., a Delaware corporation By: /s/ E. Jamie Schloss E. Jamie Schloss, Chief Executive Officer